Registration No. 333-269945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to the

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRP INC.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Canada	3799	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

726 Saint-Joseph Street

Valcourt, Quebec

Canada, J0E 2L0

(450) 532-6154

(Address and telephone number of registrant’s principal executive offices)

BRP US Inc.

10101 Science Drive

Sturtevant, WI 53177

(262) 884-5000

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Martin Langellier BRP Inc. 726 Saint-Joseph Street, Valcourt, Quebec Canada, JOE 210 (514) 313-1190	Warren Katz Aniko Pelland Stikeman Elliott, LLP 1155 René-Lévesque Blvd. West Montreal, Quebec Canada, H3B 3V2 (514) 397-3000	Rachel Phillips Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 (212) 596-9000

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.

Province of Québec, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box)

A.	[X]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[ ]	At some future date (check the appropriate box below)

1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[ ]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended (the “Securities Act”) or on such date as the United States Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

EXPLANATORY NOTE

This amendment No. 1 to the Registration Statement on Form F-10 (Registration No. 333-269945) (the “Registration Statement”) is filed for the purpose of filing Exhibit 5.1 to the Form F-10. No changes or additions are being made to the Prospectus constituting Part I of the Registration Statement or Part III of the Registration Statement (neither of which are included herein) or to the “Indemnification of Directors and Officers” section of Part II of the Registration Statement. Other than as expressly set forth herein, this Amendment No. 1 does not, and does not purport to, amend, update, or restate the information in any item of the Registration Statement or reflect any events that have occurred after the Registration Statement was filed. Accordingly, this Amendment No. 1 should be read in conjunction with the Registration Statement.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The CBCA also provides that we may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws require us to indemnify to the fullest extent permitted by the CBCA each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity.

Our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity.

We have entered into agreements with our directors and certain officers (each an “Indemnitee” under such agreements) to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Exhibits

Exhibit No.	Description

4.1	The annual information form of the Company dated March 22, 2023 for the year ended January 31, 2023 (incorporated by reference from Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F for the year ended January 31, 2023, filed with the Commission on March 23, 2023).

4.2	The audited consolidated financial statements of the Company as at and for the years ended January 31, 2023 and 2022, together with the notes thereto and the independent auditor’s reports thereon (incorporated by reference from Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F for the year ended January 31, 2023, filed with the Commission on March 23, 2023).

4.3	The management’s discussion and analysis of financial condition and results of operations of the Company for the three and twelve-month periods ended January 31, 2023 (incorporated by reference from Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F for the year ended January 31, 2023, filed with the Commission on March 23, 2023).

4.4	The unaudited condensed consolidated interim financial statements of the Company as at October 31, 2023, and for the three and nine-month periods ended October 31, 2023, with the notes thereto (incorporated by reference from Exhibit 99.1 of the Registrant’s Report on Form 6-K, furnished to the Commission on November 30, 2023).

4.5	The management’s discussion and analysis of financial condition and results of operations of the Company for the three and nine-month periods ended October 31, 2023 (incorporated by reference from Exhibit 99.2 of the Registrant’s Report on Form 6-K, furnished to the Commission on November 30, 2023).

4.6	The management proxy circular dated April 27, 2023 in connection with the annual general meeting of the shareholders of the Company held on June 1, 2023 (incorporated by reference from the Registrant’s Report on Form 6-K, furnished to the Commission on April 27, 2023).

5.1	Consent of Deloitte LLP.*

5.2	Consent of Stikeman Elliott LLP (incorporated by reference from Exhibit 5.1 of the Registrant’s Registration Statement on Form F-10, filed with the Commission on February 23, 2023).

6.1	Powers of Attorney (included on the signature pages to this Registration Statement to prior filing).

7.1	Form of Indenture (to be filed by amendment).

107	Calculation of Filing Fee Tables (incorporated by reference from Exhibit 107 of the Registrant’s Registration Statement on Form F-10, filed with the Commission on February 23, 2023).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quebec, Province of Quebec, Canada, on January 22, 2024.

BRP INC.

By:	/s/ José Boisjoli
Name: José Boisjoli
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-10 has been signed by the following persons in the capacities indicated below on January 22, 2024.

Signature	Title

/s/ José Boisjoli	President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
José Boisjoli

/s/ Sébastien Martel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Sébastien Martel

*	Director
Pierre Beaudoin

*	Director
Joshua Bekenstein

*	Director
Charles Bombardier

*	Director
Ernesto M. Hernández

*	Director
Louis Laporte

*	Director
Estelle Métayer

*	Director
Nicholas Nomicos

*	Director
Edward Philip

*	Director
Michael Ross

*	Director
Barbara Samardzich

*	Director
Katherine Kountze

* By /s/ José Boisjoli

Name: José Boisjoli

Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement on Form F-10 has been signed by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on January 22, 2024.

BRP US INC.

By:	/s/ Tara Mandjee
Name: Tara Mandjee
Title: Authorized Signatory